Exhibit (4)(v)


                             DEFERRED COMPENSATION
                                  ENDORSEMENT

Your Certificate of Participation under the Group Contract (your "Certificate") is changed as set out below for use with a non-qualified deferred compensation plan or Internal Revenue Code Section 457 plan:

        RIGHTS IN GROUP CONTRACT AND CERTIFICATE.
        The Group Contract Owner as employer shall possess all rights under this Certificate and the Group Contract. Any request, designation, election, power, or right otherwise permitted or given to a Participant, Annuitant, Beneficiary, or other payee under this Certificate shall be owned, controlled, and exercised only by the Group Contract Owner. No Participant, Annuitant, Beneficiary, or payee (other than the Group Contract Owner) shall have any legal or equitable rights under this Certificate or the Group Contract.

        The entire rights of the Group Contract Owner under this Certificate and the Group Contract shall at all times be subject to the claims of the Group Contract Owner's general creditors and to legal process.

        BENEFICIARY DESIGNATIONS.
        The Beneficiary may be designated by the Group Contract Owner at any time before a Death Benefit payment is made by us, and regardless of any designation of Beneficiary previously received or acknowledged by us.

        PAYEE DESIGNATIONS.
        Any Annuity Benefit shall be paid to the Group Contract Owner or to the Annuitant and/or any joint or survivor or contingent payee. Any Death Benefit shall be paid to the Group Contract Owner or to the Beneficiary and/or any joint or survivor or contingent payee. Any other payment or proceeds shall be paid to the Group Contract Owner or the Annuitant. Subject to these limits, the Group Contract Owner shall designate the person to whom payments shall be made, and may make or change any such designation at any time subject to any prior action taken by us.

This is a part of your Certificate. It is not a contract. In all cases of conflict with the other terms of your Certificate, the provisions of this endorsement shall control. It changes your Certificate only as and to the extent stated.

    Signed for us at our office as of the date of issue.




         /s/ Betty Kasprowicz                   /s/ James M. Mortenson

         Betty Kasprowicz                       James M. Mortenson
         ASSISTANT SECRETARY                    EXECUTIVE VICE PRESIDENT